EX-10.5

                       CONSULTING SERVICES AGREEMENT


     This Consulting Services Agreement (the "Agreement") is entered this 17th day of October, 2001 by and between:

                                  Henry Bohl
                                 Am Sandberg 6
                              23701 Suesel, Germany
                             FAX: 011 49 4085507734

("Consultant"), a German corporation; and

                          Freestar Technologies, Inc.
                              16130 Ventura Blvd.
                                Encino, CA 91436
                                      U.S.A.

(Client), a US corporation, (ticker symbol: FSTI.OB), with reference to the following:

                                    RECITALS

     A. The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant's experience, skills, knowledge, abilities and background in the fields of business development, financial consulting, investor relations, and Internet strategy. The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

     B. The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become an investor relations consultant to the Client for a period of three months and to render such advice, consultation, information and services to the Client regarding general financial and business matters including, but not limited to:

     Preparation of an application for a listing of the Client's common stock on the major European stock exchange in Frankfurt and introduction to European securities dealers, if Client so desires [Consultant will guarantee that Client's securities will be listed for trading on the above exchange. In the event the exchange denies the Client's application for listing , Client shall be entitled to a refund of stock paid under 3.B) of this Agreement.]

     Assisting to place articles about the Client's listing in German newspapers and magazines.

     Preparation of comprehensive company press release about the application for a listing and about the successful execution of the listing.

     Editing and delivering of a detailed stock exchange fact sheet in English before the application will be filed.

     Technical chart analysis of the Client's share price history and development to provide interested traders in Germany with a trading background analysis.

     Face-to-Face-Meeting with the market maker and strategic investors to get them involved or committed.

It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

     2. Term. The term of this Agreement ("Term") shall commence on the date hereof and continue for three (3) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated.

     3. Engagement Fee. As consideration for Consultant entering into this Agreement, Client and Consultant agree to the following:

     A. An Engagement Fee ("Engagement Fee") of US$ 17,500 payable to the Consultant on the date hereof.

     B.  The Engagement Fee will be satisfied by:

     delivery of S/8 shares of the Client's common stock representing an aggregate value of US$ 17,500 (70,000 shares at a bid price of US$ 0.25 per share) to be delivered to the Consultant on the date hereof (please see electronic delivery instructions in appendix
     2). The Shares will be freely tradable, duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

     4.  Exclusivity; Performance; Confidentiality.   The services of
Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to Consultant by Client shall be clearly and conspicuously marked with the word "Confidential." Consultant may disclose Client's confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.

     5. Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work and as otherwise requested. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

     6. Termination. At the end of the three month Term of this Agreement, Consultant, at its option, may either remove Client's corporate profile and research report from the web sites or indicate on the web sites that Client's corporate profile and research report is over three months old and should not be relied upon in making investments decisions.

     7. Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties except as permitted by Paragraph 8 below. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

     8. Jurisdiction. By excluding any other feasible place of legal jurisdiction, the place of legal jurisdiction is herewith agreed to be the Hanseatic City of Lbeck, Germany; for any dispute between the parties arising from this contractual agreement, German law applies exclusively.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

Henry Bohl
Am Sandberg 6
23701 Suesel
Germany


Signature: /s/  Henry Bohl
           Henry Bohl

Freestar Technologies, Inc.
16130 Ventura Blvd.,
Encino, CA 91436.
U.S.A.


Signature:  /s/  Paul Egan
            Paul Egan
            Chairman / President and CEO